Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:
Tania Almond	Denise DesChenes/Dan Gagnier
Investor Relations	Citigate Sard Verbinnen
410-528-7555	212-687-8080

NeighborCare Reports Third Quarter Fiscal 2004 Results;

Revenues Grow 9.8% Year-Over-Year;

Business Plan Remains on Track

BALTIMORE, MD – (August 4, 2004) – NeighborCare, Inc. today announced results for its third quarter of fiscal 2004 ended June 30, 2004.  Net revenues in the quarter totaled $371.1 million compared with $318.9 million last year.  Year to date, net revenues were $1,066.1 million compared with the year ago level of $920.9 million.  In accordance with generally accepted accounting principles (GAAP), the prior year revenue numbers exclude intersegment revenues with GHC.  Net revenues, as adjusted for intersegment transactions with GHC, totaled $338.0 million in the year ago quarter for a year over year increase of 9.8%.  Year to date, adjusted net revenues were up 10.2% to $1,079.1 million from $979.7 million in the year ago period (see Introductory Note in “Quarterly Results Review” on page 2 and Table 1 in “Financial Highlights” on page 9.)

For the quarter, net loss available to common shareholders was ($6.8) million, or ($0.16) per diluted share.  This includes the effect of expenses incurred in connection with Omnicare, Inc.’s unsolicited tender offer to purchase all of our outstanding common stock, as well as certain strategic planning, severance and other operating items of $17.5 million.  In the same quarter of the prior year, net income available to common shareholders was $6.5 million, or $0.16 per diluted share.  For the current year to date period, net loss available to common shareholders was ($4.3) million, or ($0.10) per diluted share. For the prior year to date period, net income available to common shareholders was $23.1 million, or $0.56 per diluted share.

NeighborCare’s income available to common shareholders, excluding the effect of expenses incurred in connection with Omnicare, Inc.’s unsolicited tender offer to purchase all of our outstanding common stock, as well as certain strategic planning, severance and other operating items, was $9.3 million, or $0.21 per diluted share for the current quarter.  In the same quarter of the prior year, income available to common shareholders adjusted for these charges was $4.5 million, or $0.11 per diluted share.  Net income available to common shareholders adjusted for these charges for the current year to date period was $35.5 million, or $0.81 per diluted share when compared to the adjusted amounts of $26.4 million or $0.61 per diluted share in the prior year to date period (see Table 3 in “Financial Highlights” on page 9.)  In the current nine month period ended June 30, 2004, income available to common shareholders includes $8.4 million of income from discontinued operations.  In prior periods, income available to common shareholders includes income from discontinued operations of $1.2 million and $20.6 million for the three and nine months ended June 30, 2003, respectively.

Adjusted EBITDA for the quarter ended June 30, 2004 was $28.2 million compared with adjusted EBITDA of $17.9 million for the same period last year.  Year to date, adjusted EBITDA was $82.5 million versus $46.6 million last year (see Table 2 in “Financial Highlights” on page 9.)  Prior periods adjusted EBITDA may not be considered comparable for several reasons including: First, 2003 EBITDA excludes gross profit on intersegment revenues from Genesis HealthCare Corporation (GHC) of $3.9 million and $12.1 million for the three and nine months ended June 30, 2003, respectively.  Second, prior periods presented also include corporate overhead costs that could not be allocated to discontinued operations of $7.9 million and $23.5 million for the three and nine months ended June 30, 2003, respectively.  Third, for the current nine-month period ended June 30, 2004, adjusted EBITDA excludes gross profit on intersegment sales from GHC prior to the spin-off of $2.7 million.  Adjusted EBITDA for all periods presented excludes the results of discontinued operations.

John J. Arlotta, NeighborCare’s Chairman, President and CEO, said: “I am pleased to announce third quarter earnings that meet our expectations and support our guidance for the full year 2004.  We continue to execute and make significant progress on the business plan we outlined in detail in June.  As we have said in the past, competitive and regulatory pressures, which have been readily apparent for some time, require that we manage costs and provide a more efficient, effective and competitive service to customers.  NeighborCare is well on its way to meeting these objectives and to delivering on the plan we have outlined for 2004 and beyond.”

 “As discussed on our June 14 conference call, we will substantially complete Phase One of our cost reductions programs by the end of 2004, achieving approximately $18 million in savings on an annualized basis.  Phase Two, the initial implementation of our automation and consolidation programs, will continue in calendar year 2005, and Phase Three, our advanced pharmacy automation program will begin in 2006.  Both phases are also expected to deliver substantial annualized savings,” Arlotta continued.

“NeighborCare’s vision is unique and, even though we are only eight months out of the Genesis spin-off, we are transforming how this industry does business and creating value for our shareholders through the diligent implementation of our business plan,” concluded Arlotta.

At June 30, 2004, NeighborCare served 262,927 beds.  Organic net bed growth for the quarter was 269 beds and 6,693 beds for the fiscal year to date.  Additionally, approximately 7,000 beds were acquired in June 2004, the majority of which have come online ending this quarter.  Bed counts ending June 30, 2003 and March 31, 2004 were 248,000 and 255,990, respectively.  Average revenue per bed per month for the quarter ended June 30, 2004 was $420 compared to $386 in the prior year period.  For the fiscal year 2004, NeighborCare continues to expect organic net bed growth in line with its previous estimates of 5,000-10,000 net beds.

Quarterly Results Review

Introductory Note.  Net revenues and cost of revenues do not include intersegment revenues and related cost of revenues with GHC for periods prior to the spin-off.  GAAP requires that intersegment revenues from GHC for periods prior to the spin-off be eliminated in consolidation and that the associated gross profit be included in NeighborCare’s discontinued operations.  For comparison purposes, the presentation of adjusted net revenues and costs of revenues reflects the adjustment to include the intersegment transactions as these transactions with GHC are and will continue to be reflected in continuing operations in the current and future periods (see Reconciliation Table 1 in “Financial Highlights” on page 9.)  NeighborCare accounts for discontinued operations, including assets distributed, under the provisions of Statement of Financial Accounting Standards, No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).  Under SFAS 144, discontinued businesses including assets distributed are removed from the results of continuing operations and presented as a separate line on the statement of operations.

Revenues.  Net revenue growth over the year ago period was principally driven by growth in revenue of the Company’s institutional pharmacy segment of approximately $53.8 million.  On an as adjusted basis this growth was $34.6 million, or 12.2% over the same period in the prior year.  This growth was driven by an increase in bed census, as well as increased drug trend partially offset by certain state Medicaid reimbursement reductions, the full impact of the amended GHC contract along with competitive price reductions.

Cost of revenues.  Cost of revenues in the quarter increased by $47.7 million to $294.1 million from $246.4 million in the year ago quarter.  Cost of revenues in the quarter compared with the as adjusted level last year increased $32.5 million, or 12.4%, to $294.1 million from the as adjusted year ago level of $261.5 million.

Gross margin.  Gross margin in the quarter declined to 20.8% from 22.7% last year.  On an as adjusted basis, gross margin declined to 20.8% from 22.6% last year, or 187 basis points.  Reduction in the gross margin is primarily attributable to state Medicaid reimbursement reductions and changes in product mix and contract pricing, including the impact of the amended contract with GHC.

Selling, general and administrative.  SG&A in the current quarter declined $5.8 million to $48.8 million from the year ago level of $54.6 million.  The year ago level included approximately $7.9 million of shared overhead costs not allocated to discontinued operations.  The resulting net increase in SG&A expenses after taking into account the effect of the shared overhead costs is primarily due to the vesting of restricted stock awards granted in the current quarter and increases in legal fees and bad debt provisions.  As a percentage of revenue, SG&A was 13.2% this quarter compared with 17.1% last year.

Liquidity and capital resources.  NeighborCare ended the quarter with $70.1 million of cash and $287.4 million of working capital.  The Company generated $43.3 million year to date in operating cash flows and has $263.2 million of indebtedness.  NeighborCare’s $100 million revolving credit facility remains undrawn.

Cost Improvement Initiatives

In past conference calls, NeighborCare has commented on several programs designed to reduce its cost of product and cost of service.  These initiatives and their impact to the Company’s business remain unchanged, and are summarized as follows:

Category / Initiative	Time Frame	Savings
Cost of Service Reductions
Best Demonstrated Practices	FY2004	$6M
Centralization / Consolidation	2HF04 - 1HF05	$3M-$5M
Fax Server	CY 2005 - 2006	$2M-$4M
Decision Rule Engine	CY 2005 - 2006	$2M-$4M
Drug Repackaging Facility	CY 2005 - 2006	$3M-$5M
Automation	CY 2006 - 2008	$20M
Cost of Product Reductions
Rebates and Generics	FY 2004	$4M-$6M

Notes: FY = Fiscal Year, CY = Calendar Year, 2HF = Second Half Fiscal, 1HF = First Half Fiscal

All savings represented are on an “annualized basis” except for Best Demonstrated Practices which is on a “booked” basis.

Outlook

NeighborCare also today affirmed the Company’s previously issued guidance for the fiscal year 2004.  On a GAAP basis, the earnings per share for the fiscal year 2004 are estimated to be $0.06 to $0.12.  Full year 2004 adjusted earnings per share, which excludes one-time charges, are estimated to be $0.85 to $0.90.    (See earnings outlook and related reconciliation on page 10.)  Adjusted EPS for 2004 is based on first quarter 2004 income from continuing operations on an adjusted basis of $0.21, second quarter 2004 income available to common shareholders on an adjusted basis of $0.23 and third quarter 2004 income available to common shareholders on an adjusted basis of $0.21.

Conference Call

NeighborCare will host a conference call and webcast at 9:00 a.m. Eastern Time on August 5, 2004 to discuss results for the third fiscal quarter.  The conference call information follows:

Toll-Free Number:  (888) 240-0264

Toll Number:  (706) 679-5757

Leader:  John Arlotta

Conference ID:  8879849

Investors can also access the conference live via webcast through NeighborCare’s web site at http://www.neighborcare.com/investor/earnings.cfm, where a replay of the call will also be posted.

About NeighborCare, Inc.

NeighborCare, Inc. (NASDAQ: NCRX) is one of the nation’s leading institutional pharmacy providers serving long term care and skilled nursing facilities, specialty hospitals, assisted and independent living communities, and other assorted group settings.  NeighborCare also provides infusion therapy services, home medical equipment, respiratory therapy services, community-based retail pharmacies and group purchasing. In total, NeighborCare’s operations span the nation, providing pharmaceutical services in 32 states and the District of Columbia.

Visit our website at www.neighborcare.com.

Statements made in this document, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the federal securities laws) that involve risks and uncertainties and are subject to change at any time.  These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may”, “target” and similar expressions. Such forward looking statements include, without limitation, statements regarding the effect of the spin-off on our operations, expected changes in reimbursement rates and inflationary increases in state Medicaid rates, expected bed count, expected SG&A expense, anticipated restructuring charges and estimates of timing and costs savings related to cost improvement initiatives.  Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; changes in pharmacy legislation and payment formulas; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third party payors; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; and an economic downturn or changes in the laws affecting our business in those markets in which NeighborCare operates.  Our business, operations or results could also be affected by and the effects of Omnicare’s tender offer or its pendency on the company and its business, employees, customers and suppliers.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control.  We caution investors that any forward-looking statements made by us are not guarantees of future performance.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

NeighborCare has filed a solicitation/recommendation statement on Schedule 14D-9 regarding Omnicare’s tender offer.  NeighborCare’s shareholders are strongly advised to read carefully NeighborCare’s solicitation/recommendation statement (including any amendments or supplements) regarding Omnicare’s tender offer, because it contains important information. Free copies of the solicitation/recommendation statement and the related amendments or supplements, which have been filed by NeighborCare with the Securities and Exchange Commission, are available at the SEC’s web site at www.sec.gov, or at the NeighborCare web site at www.neighborcare.com, and also by directing requests to NeighborCare’s information agent, MacKenzie Partners, Inc., at 1-800-322-2885.

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NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003

Net revenues	$371,094	$318,886	$1,066,134	$920,924
Cost of revenues	294,061	246,360	838,317	710,817
Gross profit	77,033	72,526	227,817	210,107

Selling, general and administrative	48,807	54,600	145,286	163,507
Depreciation and amortization	7,107	7,785	19,263	23,048
Strategic planning, severance and other operating items	792	11,474	43,494	9,603
Takeover defense expenses	16,751	—	16,751	—
Operating income (loss)	3,576	(1,333)	3,023	13,949

Interest expense, net	4,492	3,419	14,699	10,636
Other expense	1,137	1,151	3,454	3,281

Income (loss) before income tax provision (benefit)	(2,053)	(5,903)	(15,130)	32
Income tax provision (benefit)	4,720	(11,851)	(2,423)	(4,404)

Income (loss) from continuing operations	(6,773)	5,948	(12,707)	4,436
Income from discontinued operations, net of taxes	—	1,184	8,435	20,646

Net income (loss)	(6,773)	7,132	(4,272)	25,082
Preferred stock dividends	—	660	—	2,009
Net income (loss) available to common shareholders	$(6,773)	$6,472	$(4,272)	$23,073

Per common share data
Basic
Income (loss) from continuing operations	$(0.16)	$0.13	$(0.30)	$0.06
Income from discontinued operations	$—	$0.03	$0.20	$0.50
Net income (loss) available to common shareholders	$(0.16)	$0.16	$(0.10)	$0.56
Weighted average shares outstanding	43,682	40,097	42,565	41,135

Diluted
Income (loss) from continuing operations	$(0.16)	$0.13	$(0.30)	$0.06
Income from discontinued operations	$—	$0.03	$0.20	$0.50
Net income (loss) available to common shareholders	$(0.16)	$0.16	$(0.10)	$0.56
Weighted average shares outstanding	43,682	40,097	42,565	41,135

NEIGHBORCARE, INC.

SEGMENT INFORMATION

(Unaudited)

(in thousands)	Institutional Pharmacy	Corporate and Other	Consolidated

Three months ended June 30, 2004
Net revenues	$317,794	$53,300	$371,094
Gross profit	$60,952	$16,081	$77,033
Operating income (loss)	$31,063	$(27,487)	$3,576

Three months ended June 30, 2003
Net revenues	$264,035	$54,851	$318,886
Gross profit	$54,081	$18,445	$72,526
Operating income (loss)	$24,206	$(25,539)	$(1,333)

Nine months ended June 30, 2004
Net revenues	$902,840	$163,294	$1,066,134
Gross profit	$176,784	$51,033	$227,817
Operating income (loss)	$86,158	$(83,135)	$3,023

Nine months ended June 30, 2003
Net revenues	$760,021	$160,903	$920,924
Gross profit	$156,915	$53,192	$210,107
Operating income (loss)	$66,447	$(52,498)	$13,949

Total assets as of
June 30, 2004	$194,426	$675,874	$870,300
September 30, 2003	$192,149	$1,746,580	$1,938,729

Note: Reference Table 1 of the Financial Highlights section for intersegment adjustments which impact only the institutional pharmacy segment.

NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2004	March 31, 2004	September 30, 2003
	(unaudited)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$70,144	$91,338	$132,726
Restricted investments in marketable securities	—	—	29,320
Accounts receivable, net	225,480	209,095	366,886
Inventory	66,170	66,360	66,747
Prepaid expenses and other current assets	36,355	47,978	89,918
Total current assets	398,149	414,771	685,597
Property, plant and equipment, net	80,251	76,863	751,996
Restricted investments in marketable securities	—	—	61,271
Other long-term assets	21,272	19,162	81,304
Identifiable intangible assets, net	13,852	12,226	20,866
Goodwill	356,776	339,270	337,695
Total assets	$870,300	$862,292	$1,938,729

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$4,275	$4,288	$20,135
Accounts payable and accrued expenses	106,430	101,422	214,689
Income taxes payable	—	—	4,116
Total current liabilities	110,705	105,710	238,940
Long-term debt	258,921	253,994	591,484
Other long-term liabilities	31,742	28,545	134,952
Total liabilities	401,368	388,249	965,376

Minority interest	9,596	9,592	10,359
Redeemable preferred stock	—	—	46,831

Total shareholders’ equity	459,336	464,451	916,163
Total liabilities and shareholders’ equity	$870,300	$862,292	$1,938,729

NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Three Months
	Ended	Nine Months Ended June 30,
	June 30, 2004	2004	2003
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss) available to common shareholders	$(6,773)	$(4,271)	$23,073
Net charges included in operations not requiring funds	13,994	40,408	106,836
Changes in operating assets and liabilities
Change in accounts receivable, net	(12,898)	(52,884)	(23,835)
Change in accounts payable and accrued expenses	2,114	81,785	(16,606)
Receipt of break-up fee, net of costs	—	—	(1,677)
Other, net	11,663	(21,723)	(6,673)
Net cash provided by operating activities	8,100	43,315	81,118

Cash flows from investing activities
Capital expenditures	(5,321)	(21,866)	(42,496)
Acquisitions	(22,340)	(26,309)	—
Other, net		(33,432)	50,258
Net cash (used in) provided by investing activities	(27,661)	(81,607)	7,762

Cash flows from financing activities
Distributions of cash to GHC	—	(72,161)	—
Funds received from GHC for debt financing	—	353,001	—
Repayment of long-term debt	(1,633)	(557,918)	(66,617)
Proceeds from issuance of long-term debt, net of debt
issuance costs	—	240,804	—
Repurchase of common stock	—	—	(36,207)
Other	—	11,984	—
Net cash used in financing activities	(1,633)	(24,290)	(102,824)

Net decrease in cash and cash equivalents	(21,194)	(62,582)	(13,944)
Cash and cash equivalents at beginning of period	91,338	132,726	148,030
Cash and cash equivalents at end of period	$70,144	$70,144	$134,086

Non-cash investing and financing activities
Distribution of net assets to GHC	—	$(437,157)	—
Conversion of preferred stock	—	(46,831)	—

NEIGHBORCARE, INC.

FINANCIAL HIGHLIGHTS

(Unaudited)

Table 1 - Reconciliation of net revenues, cost of revenues, gross profit and gross margin

(in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	June 30, 2004	June 30, 2003	March 31, 2004	June 30, 2004	June 30, 2003
Net revenues - as reported	$371,094	$318,886	$356,646	$1,066,134	$920,924
Add back:
Intersegment revenues with Genesis HealthCare	—	19,112	—	13,013	58,774
Net revenues - as adjusted	$371,094	$337,998	$356,646	$1,079,147	$979,698
Cost of revenues - as reported	$294,061	$246,360	$282,285	$838,317	$710,817
Add back:
Intersegment cost of revenues for Genesis HealthCare	0	$15,168	—	$10,332	$46,645
Cost of revenues - as adjusted	$294,061	$261,528	$282,285	$848,649	$757,462

Gross Profit - as adjusted	$77,033	$76,470	$74,361	$230,498	$222,236
Gross Margin - as adjusted	20.8%	22.6%	20.9%	21.4%	22.7%

Table 2 - Reconciliation of net income (loss) available to common shareholders to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended			Nine Months Ended
	June 30, 2004	June 30, 2003	March 31, 2004	June 30, 2004	June 30, 2003
Net income (loss) available to common shareholders - as reported	$(6,773)	$6,472	$8,216	$(4,272)	$23,073
Deduct:
Income from discontinued operations, net of taxes	—	(1,184)	—	(8,435)	(20,646)
Add back:
Preferred stock dividends	—	660	—	—	2,009
Other expense	1,137	1,151	1,225	3,454	3,281
Income tax expense	4,720	(11,851)	6,731	(2,423)	(4,404)
Interest expense, net	4,492	3,419	4,553	14,699	10,636
Depreciation and amortization	7,107	7,785	5,912	19,263	23,048
EBITDA - as reported	$10,683	$6,452	$26,637	$22,286	$36,997
Add back:
Takeover defense expenses	16,751	—	—	16,751	—
Strategic planning, severance and other operating items	792	11,474	2,037	43,494	9,603
Adjusted EBITDA	$28,226	$17,926	$28,674	$82,531	$46,600

Table 3 - Reconciliation of net income (loss) available to common shareholders, as reported, to net income (loss) available to common shareholders, as adjusted

(in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	June 30, 2004	June 30, 2003	March 31, 2004	June 30, 2004	June 30, 2003
Net income (loss) available to common shareholders - as reported	$(6,773)	$6,472	$8,216	$(4,272)	$23,073
Add back:
Takeover defense expenses	16,751	—	—	16,751	—
Strategic planning, severance and other operating items	792	11,474	2,037	43,494	9,603
Tax impact of items added back above and adjustment to 40% effective tax rate on income from continuing operations	(1,476)	(14,079)	(63)	(20,469)	(8,258)
Preferred stock dividends	—	660	—	—	2,009
Net income available to common shareholders - as adjusted	$9,294	$4,527	$10,190	$35,504	$26,427
Net income available to common shareholders - as adjusted per share - basic	$0.21	$0.11	$0.23	$0.83	$0.64
Weighted average shares - basic	43,682	40,097	43,640	42,565	41,135
Net income available to common shareholders - as adjusted per share - diluted	$0.21	$0.11	$0.23	$0.81	$0.61
Weighted average shares - diluted	44,120	42,371	43,957	43,953	43,378

Notes:

• Adjusted EBITDA is a non-GAAP financial measure that management considers, along with GAAP measures, when evaluating the Company’s operating performance.     Adjusted EBITDA is reconciled to the most directly comparable GAAP financial measure.

• Income available to common shareholders excluding the effect of certain strategic planning, severance and other operating items is a non-GAAP financial measure that management considers, along with GAAP measures, when evaluating the Company’s operating performance. This non-GAAP financial measure is reconciled to the most directly comparable GAAP financial measure.

NEIGHBORCARE, INC.

EARNINGS OUTLOOK FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004

(Unaudited, in thousands except per share amounts)

Reconciliation of GAAP to non-GAAP projected earnings

	FY2004E
	Low End of Range		High End of Range
	$	$ per share	$	$ per share
Projected net income available to common shareholders (GAAP)	$2,550	$0.06	$5,175	$0.12
Deduct:
Income from discontinued operations, net of taxes	$8,435		$8,435
Tax impact of items added back below and adjustment to 40% effective tax rate on income from continuing operations	$22,741		$22,341
Add back:
Strategic planning, severance and other related items	$44,500		$44,000
Takeover defense expenses	$18,800		$18,300
Intersegment gross profit on transactions with GHC	$2,681		$2,681

Adjusted Earnings and EPS (non-GAAP)	$37,355	$0.85	$39,380	$0.90